Exhibit 3.1.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ATKORE INTERNATIONAL GROUP INC.

ATKORE INTERNATIONAL GROUP INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The present name of the corporation is ATKORE INTERNATIONAL GROUP INC. (the “Corporation”).

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 4, 2010.

3. The Corporation’s Certificate of Incorporation is hereby amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by this reference (Exhibit A and this Certificate collectively constituting the Corporation’s Amended and Restated Certificate of Incorporation).

4. The amendment and restatement of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented in writing to the adoption of such amendment and restatement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate on the 20th day of December, 2010.

ATKORE INTERNATIONAL GROUP INC.

By:	/s/ Mark Armstrong
Name: Mark Armstrong
Title: Vice President

[Signature Page to Amended and Restated Certificate of Incorporation of Atkore International Group Inc.]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ATKORE INTERNATIONAL GROUP INC.

FIRST: Corporate Name. The name of the corporation is ATKORE INTERNATIONAL GROUP INC. (the “Corporation”).

SECOND: Registered Office. The registered office of the Corporation is to be located at 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: Corporate Purpose. The purpose of the Corporation is to engage in any lawful business or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”) and, in general, to possess and exercise all the powers and privileges granted by the DGCL or by any other law of the State of Delaware or by the Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH: Capital Stock. The total number of shares of all classes of capital stock that the Corporation has authority to issue is Two Hundred and One Million Five Hundred Thousand (201,500,000) shares, of which Two Hundred Million (200,000,000) shares shall be Common Stock, par value $0.01 per share (the “Common Stock”), and One Million Five Hundred Thousand (1,500,000) shares shall be Preferred Stock, par value $1.00 per share (the “Preferred Stock”).

FIFTH: Common Stock. Except as otherwise provided herein, all shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may be provided in this Certificate of Incorporation or in any Preferred Stock Certificate of Designations (as hereinafter defined), the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. Subject to the rights of holders of shares of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

SIXTH: Preferred Stock. The Preferred Stock may be issued at any time and from time to time in one or more series. The Board of Directors is hereby authorized to provide by resolution or resolutions from time to time for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate of designations (each, a “Preferred Stock Certificate of Designations”) pursuant to the applicable provisions of the DGCL, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the applicable Preferred Stock Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(d) the conditions upon which and dates as of which dividends, if any, shall be payable, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of stock;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(g) the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

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(i) restrictions on the issuance of shares of the same series or of any other class or series; and

(j) the voting rights, if any, of the holders of shares of the series.

SEVENTH: Management. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) Subject to the rights (if any) of holders of shares of any series of Preferred Stock to elect additional directors under specified circumstances pursuant to any Preferred Stock Certificate of Designations, the number of directors of the Corporation shall be fixed, and may be altered from time to time, in the manner provided in the By-Laws of the Corporation (as amended from time to time, the “By-Laws”), and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the By-Laws.

(b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

(c) Except as at the time otherwise provided by applicable law, this Certificate of Incorporation, any Preferred Stock Certificate of Designations or the By-Laws, all corporate powers and authority of the Corporation shall be vested in and exercised by the Board of Directors.

EIGHTH: By-Laws. Subject to the power of the stockholders of the Corporation under the DGCL, the Board of Directors shall have the power to adopt, amend, alter or repeal the By-Laws, except as otherwise provided in this Certificate of Incorporation, any Preferred Stock Certificate of Designations or the By-Laws.

NINTH: Liability of Directors. To the fullest extent permitted by the DGCL, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article NINTH shall eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL (or any successor provision) or (d) for any transaction from which the director derived an improper personal

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benefit. If the DGCL is hereafter amended to authorize, with or without the approval of a corporation’s stockholders, further reductions in the liability of such corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article NINTH, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall only be prospective and shall not adversely affect the rights of any director of the Corporation under this Article NINTH in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

TENTH: Indemnification. To the fullest extent permitted by applicable laws of the State of Delaware, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and to any other persons to which the DGCL permits the Corporation to provide indemnification), through by-law provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL (or any successor provision), subject only to limitations (if any) imposed by the provisions of applicable law (statutory or non-statutory) with respect to actions for breach of duty to a corporation, its stockholders, and others. Any repeal or modification of any of the foregoing provisions of this Article TENTH, by amendment of this Article TENTH or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such repeal or modification.

ELEVENTH: Amendments. Subject to the last sentence of Article NINTH and the last sentence of Article TENTH, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article ELEVENTH.

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